Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AIR METHODS CORPORATION

FIRST:                  The name of the Corporation is “Air Methods Corporation” (the “Corporation”).

SECOND:             The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                 The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”), as from time to time amended.

FOURTH:            The total number of shares of stock which the Corporation is authorized to issue is one hundred (100) shares of common stock, $0.01 par value (the “Common Stock”).

FIFTH:                 In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation of the Corporation (this “Certificate”), bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.  Election of directors need not be by written ballot.

SIXTH:                 In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate and the bylaws of the Corporation.

SEVENTH:          The number of directors of the Corporation shall be fixed from time to time by the bylaws of the Corporation or amendment thereof adopted by the Board of Directors.

EIGHTH:             (a)  A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit.  Neither amendment nor repeal of this paragraph (a) of this Article Eighth nor the adoption of any provision of this Certificate inconsistent with this paragraph (a) of this Article Eighth shall eliminate or reduce the effect of this paragraph (a) of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b)  The Corporation shall, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended and supplemented from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise including service with respect to an employee benefit plan (an “Indemnified Party”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as an Indemnified Party against all expenses (including attorneys’ fees), judgments, fines, liabilities, losses, excise taxes, penalties, amounts paid in settlement and/or other matters referred to in or covered by the DGCL reasonably incurred or suffered by such Indemnified Party in connection therewith. Notwithstanding anything to the contrary contained in Section 8(a) or this Section 8(b), to the maximum extent permitted by law, to the extent that an Indemnified Party is entitled to be indemnified by, or receive advancement of expenses from, the Corporation hereunder or under the Corporation’s bylaws, (i) the Corporation shall be the indemnitor of first resort (i.e., its obligations to such Indemnified Party are primary and any obligations of the direct and indirect holders of Common Stock (the “Owners”) to provide indemnification or advancement for the same loss or damage incurred by such Indemnified Party are secondary); (ii) the Owners’ obligations, if any, to so indemnify or advance expenses to any such Indemnified Party shall be reduced by any amount that such Indemnified Party collects as indemnification or advancement from the Corporation; and (iii) if the Owners pay or cause to be paid, for any reason (including, without limitation, pursuant to Section 8 hereof), any amounts that should have been paid by the Corporation, then (x) the Owners shall be fully subrogated to all rights of the relevant Indemnified Party with respect to such payment and (y) each relevant Indemnified Party shall assign to the Owners all of the Indemnified Party’s rights to advancement or indemnification with respect to such payment from or with respect to the Corporation.